UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 13, 2016

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in Charter)

Delaware	1-43	45-6194071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr., Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware	19890-1615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6019

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

As previously disclosed on November 12, 2015 in a Quarterly Report on Form 10-Q (the “September 2015 10-Q”), pursuant to the terms of the Second Amended and Restated Motors Liquidation Company GUC Trust Agreement dated as of July 30, 2015 and between the parties thereto (the “GUC Trust Agreement”), the Motors Liquidation Company GUC Trust (the “GUC Trust”) is potentially liable to holders of Term Loan Avoidance Action Claims (as defined below) and has set aside approximately $439 million (the “Term Loan Reserve”) for the purposes of satisfying this liability in the event it were to arise. Pursuant to the GUC Trust Agreement, to the extent that all or a portion of the Term Loan Reserve is no longer needed for the satisfaction of Term Loan Avoidance Action Claims, the remaining cash in the Term Loan Reserve would become available for distribution to holders of the units of contingent beneficial interest in the GUC Trust (the “Units,” and the holders thereof, the “Unitholders”).

The GUC Trust announces that it has reached an agreement in principle (the “Proposed Agreement”) with the Motors Liquidation Company Avoidance Action Trust (the “Avoidance Action Trust”) regarding the treatment of the Term Loan Avoidance Action Claims, which Proposed Agreement (to the extent it becomes effective) would result in the reduction of the potential liability of the GUC Trust associated with the Term Loan Avoidance Action Claims from $439 million to $75 million. As described further below, the Proposed Agreement has been approved by the trust monitors of the GUC Trust and the Avoidance Action Trust (the “Monitors”) but is subject to, and will not be binding until, the execution of definitive documentation acceptable to the parties thereto and other conditions precedent, including the approval of the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

Background

As previously disclosed in the September 2015 10-Q, on July 31, 2009, the Official Committee of Unsecured Creditors (the “Committee”) appointed in the bankruptcy cases of Motors Liquidation Company and certain of its wholly-owned subsidiaries (collectively, the “Debtors”) commenced, on behalf of the Debtors, an action titled Official Committee of Unsecured Creditors of Motors Liquidation Co. v. JPMorgan Chase Bank, N.A. et al., Adv. Pro. No. 09-00504 (Bankr. S.D.N.Y. July 31, 2009) (the “Term Loan Avoidance Action”), which action seeks the return of approximately $1.5 billion that had been transferred by the Debtors to certain prepetition lenders to the Debtors (the “Term Loan Lenders”) pursuant to an order of the Bankruptcy Court. The Avoidance Action Trust is the successor in interest to the Committee with respect to the right to prosecute the Term Loan Avoidance Action and to receive any recovery from the defendant Term Loan Lenders named therein (the “Term Loan Defendants”).

Pursuant to the GUC Trust Agreement, to the extent that the Avoidance Action Trust is successful in obtaining a recovery from any Term Loan Defendant, by way of judgment or settlement, such Term Loan Defendant shall receive an allowed general unsecured claim against the GUC Trust in the amount so disgorged to the Avoidance Action Trust (“Term Loan Avoidance Action Claims”). Pursuant to the GUC Trust Agreement, prior to any resolution of the Term Loan Avoidance Action, the GUC Trust is required to withhold from distribution cash that would be potentially distributable to Term Loan Defendants in respect of a maximum $1.5 billion aggregate Term Loan Avoidance Action Claim, which amount equals approximately $439 million. The Term Loan Reserve is subject to reduction (and subsequent distribution to Unitholders) only to the extent that the Term Loan Avoidance Action is dismissed or resolved in amounts less than that currently sought by the Avoidance Action Trust.

Proposed Agreement

The terms of the Proposed Agreement, all of which are subject to the caveats set forth below, are as follows:

•	The GUC Trust shall pay $75 million in cash from the Term Loan Reserve to the Avoidance Action Trust;

•	The GUC Trust shall be relieved of its obligations to satisfy any Term Loan Avoidance Action Claims; and

•	The Avoidance Action Trust shall assume the GUC Trust’s obligation to satisfy Term Loan Avoidance Action Claims via a set-off from any amount disgorged by a Term Loan Defendant (whether pursuant to a judgment or settlement) in respect of the Term Loan Avoidance Action.

While the foregoing terms have been agreed in principle by the GUC Trust and the Avoidance Action Trust and have been approved by the Monitors, no binding agreement has been reached and the Proposed Agreement is subject to a number of conditions which may or may not ever be satisfied, including the following: (i) entry into definitive documentation acceptable to each of the GUC Trust, Avoidance Action Trust and the Monitors, and (ii) approval of the Bankruptcy Court and any other necessary parties. Whether the Proposed Agreement will, at any point, become a binding agreement on the terms set forth above, or at all, is uncertain and subject to numerous risks. Accordingly, holders of Units should carefully consider such uncertainty before making any decisions with respect to their investment in such securities.

Note: Information in this report furnished pursuant to Item 7.01 shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2016

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

By:	/s/ David A. Vanaskey
Name:	David A. Vanaskey
Title:	Vice President of Wilmington Trust Company